Exhibit 99.1

News Release

www.nortelnetworks.com

FOR IMMEDIATE RELEASE	September 30, 2004

For more information:

Media:	Investors:
Tina Warren	(888) 901-7286
(905) 863-4702	(905) 863-6049
tinawarr@nortelnetworks.com	investor@nortelnetworks.com

Nortel Networks Provides Status Update
Provides Details on Work Plan to Reduce Costs

TORONTO — Nortel Networks* Corporation [NYSE/TSX: NT] and its principal operating subsidiary, Nortel Networks Limited (“NNL”), today provided a status update pursuant to the alternative information guidelines of the Ontario Securities Commission. These guidelines contemplate that the Company and NNL will normally provide bi-weekly updates on their affairs until such time as they are current with their filing obligations under Canadian securities laws.

The Company and NNL reported that there have been no material developments in the matters reported in their status updates of June 2, 2004, June 29, 2004, July 13, 2004, July 27, 2004, August 10, 2004, August 19, 2004, September 2, 2004 and September 16, 2004, with the exception of the matters described below.

Work Plan

Nortel Networks and NNL today announced an update to their work plan previously announced on August 19, 2004, including details concerning anticipated workforce reductions, the timing for completion and associated updates on estimated cost and savings impacts. The work plan involves focused workforce reductions, a voluntary retirement program, real estate optimization and other cost containment actions such as reductions in information services costs, outsourced services and other discretionary spending. The Company currently expects the workforce reduction notifications to be completed by June 30, 2005 and the real estate actions to be completed by the end of 2005.

“The decisions made to reduce our employee community and refine operational efficiencies have been undertaken in a very considered way,” said Bill Owens, president and chief executive officer, Nortel Networks. “Our workforce actions are focused to disproportionately protect customer and sales facing roles as well as continue our focus on new innovative solutions. Our overall objective is to grow the business and to ensure that we have the appropriate levels of investment in key growth businesses and markets. The work plan outlined today will allow us to trim our cost structure by streamlining our business to drive more efficient operations. This plan demonstrates our commitment to ‘costs, cash and revenues’ as strategic imperatives in managing our business and driving growth.”

Workforce

The Company’s work plan now includes targeted workforce reductions of approximately 3,250 employees. Approximately two-thirds of the employees are expected to be notified by December 31, 2004 with the remainder expected to be notified by June 30, 2005. These focused headcount reductions are intended to result in ongoing cost reductions in research and development expenses, selling, general and administrative expenses, and cost of sales. These actions are subject to the completion of required jurisdictional consultation and regulatory approvals. The anticipated approximate regional impacts of the reductions are set out below.

Region	Approximate Employee Reductions
United States	1,400
Canada	950
Europe, Middle East and Africa (EMEA)	650
Other	250

Real Estate

The work plan also includes the reduction of approximately 2 million square feet of occupied space as a result of the workforce reductions and improved space utilization through consolidation of locations. The Company expects the real estate actions to be completed by the end of 2005.

Costs

The Company now estimates charges to the income statement associated with its overall work plan in the aggregate of approximately US$450 million comprised of approximately US$220 million with respect to the workforce reductions and approximately US$230 million with respect to the real estate actions. No charges are expected to be recorded with respect to the other cost containment actions. Approximately 35 percent of the aggregate income statement charges are expected to be incurred in 2004 with the remainder in 2005.

The associated cash costs of the work plan of approximately US$430 million are split approximately equally between the workforce reductions and real estate actions. Approximately 10 percent of these cash costs are expected to be incurred in 2004 and approximately 40 percent are expected to be incurred in 2005. The remaining 50 percent of the cash costs relates to the real estate actions and are expected be incurred in 2006 through to 2022 for ongoing lease costs related to impacted real estate facilities.

In addition to the above, the Company also expects to incur capital cash costs of approximately US$50 million in 2005 for facility improvements related to the real estate actions.

Overall costs of the work plan are higher than previous estimates principally due to more extensive real estate actions which are expected to result in increased longer term cost savings.

Cost Savings

The Company anticipates cost savings from the implementation of the work plan of approximately US$500 million in 2005, which are expected to increase on an annualized basis beyond 2005 as the full impact of the work plan is realized.

Business Model

Nortel Networks continues to expect to reduce its operating expenses to 35 percent of revenues or lower on an annualized basis in 2005. This expectation takes into consideration the implementation of the work plan as outlined above and incremental investments associated with the Company’s previously announced strategic plan including its focus on the government and defense customer segments, marketing initiatives, and solutions that support secure, reliable, converged networks.

EDC Support Facility

Nortel Networks also announced that NNL has obtained a new waiver from Export Development Canada (“EDC”) under the EDC performance-related support facility (the “EDC Support Facility”). It is a waiver of certain defaults related to the delay by the Company and NNL in filing their respective 2003 Annual Reports on Form 10-K, Q1 2004 Quarterly Reports on Form 10-Q and Q2 2004 Quarterly Reports on Form 10-Q (collectively, the “Reports”), in each case with the U.S. Securities and Exchange Commission (the “SEC”), the trustees under the Company’s and NNL’s public debt indentures and EDC. The waiver also applies to certain additional breaches under the EDC Support Facility relating to the delayed filings and the previously announced restatement of the Company’s and NNL’s financial results.

The new waiver from EDC will remain in effect until the earlier of certain events including:

•	the date on which the Reports have been filed with the SEC; or

•	October 31, 2004.

NNL’s prior waiver from EDC, previously announced on August 20, 2004, was set to expire on September 30, 2004.

The EDC Support Facility provides up to US$750 million in support, all presently on an uncommitted basis. Once the Reports have been filed with the SEC and the related breaches cured, the US$300 million revolving small bond sub-facility of the EDC Support Facility would again become committed support. As of September 29, 2004, there was approximately US$273 million of outstanding support utilized under the EDC Support Facility, approximately US$201 million of which was outstanding under the small bond sub-facility.

If the Company and NNL fail to file the Reports within the waiver period, there can be no assurance that NNL would receive any further waivers or any extensions of the waiver beyond its scheduled expiry date. If the waiver announced today expires prior to the filing of such Reports, EDC would have the right at such time to require NNL to cash collateralize the support outstanding under the EDC Support Facility and to exercise its rights against the collateral under related security agreements. As previously announced, the Company and NNL expect to file the Reports by the end of October 2004.

***************

As a global innovation leader, Nortel Networks enriches consumer and business communications worldwide by offering converged multimedia networks that eliminate the boundaries among voice, data and video. These networks use innovative packet, wireless, voice and optical technologies and are underpinned by high standards of security and reliability. For both carriers and enterprises, these networks help to drive increased profitability and productivity by reducing costs and enabling new business and consumer services opportunities. Nortel Networks does business in more than 150 countries. For more information, visit Nortel Networks on the Web at www.nortelnetworks.com or www.nortelnetworks.com/media_center.

Certain information included in this press release is forward-looking and is subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the outcome of Nortel Networks independent review and planned restatement or revisions of its previously announced or filed financial results; the impact of the management changes announced on April 28, 2004 and August 19, 2004; the impact of the inability to meet Nortel Networks filing obligations on support facilities and public debt obligations; the sufficiency of Nortel Networks restructuring activities, including the work plan announced on August 19, 2004 as updated on September 30, 2004, including the potential for higher actual costs to be incurred in connection with restructuring actions compared to the estimated costs of such actions; cautious or reduced spending by Nortel Networks customers; fluctuations in Nortel Networks operating results and general industry, economic and market conditions and growth rates; the communication by Nortel Networks auditors of the existence of material weaknesses in internal controls; Nortel Networks ability to recruit and retain qualified employees; fluctuations in Nortel Networks cash flow, level of outstanding debt and current debt ratings; the use of cash collateral to support Nortel Networks normal course business activities; the dependence on Nortel Networks subsidiaries for funding; the impact of Nortel Networks defined benefit plans and deferred tax assets on results of operations and Nortel Networks cash flows; Nortel Networks dependence on new product development and its ability to predict market demand for particular products; Nortel Networks ability to integrate the operations and technologies of acquired businesses in an effective manner; the impact of rapid technological and market change; the impact of price and product competition; barriers to international growth and global economic conditions, particularly in emerging markets and including interest rate and currency exchange rate fluctuations; the impact of rationalization in the telecommunications industry; changes in regulation of the Internet; the impact of the credit risks of Nortel Networks customers and the impact of customer financing and commitments; stock market volatility generally and as a result of acceleration of the settlement date or early settlement of Nortel Networks purchase contracts; the impact of Nortel Networks supply and outsourcing contracts that contain delivery and installation provisions, which, if not met, could result in the payment of substantial penalties or liquidated damages; the future success of Nortel Networks strategic alliances; and the adverse resolution of litigation, investigations, intellectual property disputes and similar matters. For additional information with respect to certain of these and other factors, see the most recent Form 10-Q/A and Form 10-K/A filed by Nortel Networks with the United States Securities and Exchange Commission. Unless otherwise required by applicable securities laws, Nortel Networks disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

-end-

*Nortel Networks, the Nortel Networks logo, the Globemark and Business Without Boundaries are trademarks of Nortel Networks.